UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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PULSE ELECTRONICS CORPORATION

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Exhibit 99.1
PULSE ELECTRONICS FILES INVESTOR PRESENTATION
Details Strategic Plan to Deliver Shareholder Value
Reiterates Recommendation to Shareholders to Vote “FOR ALL” of
Pulse’s Highly Qualified Director Nominees

PHILADELPHIA — April 12, 2011 — Pulse Electronics Corporation (NYSE: PULS) (“Pulse” or the “Company”), a leading provider of electronic components, today announced that it has made publicly-available an investor presentation that details Pulse’s comprehensive plan to enhance shareholder value and why Pulse shareholders should vote for the Company’s highly qualified Board of Director nominees at the Annual Meeting of Shareholders on May 18, 2011.
The investor presentation is available in the “Investor Information” section of Pulse’s website at www.pulseelectronics.com and also at the Securities and Exchange Commission’s website, www.sec.gov.
On February 28, 2011, Pulse received an unsolicited, highly uncertain and opportunistic proposal from one of its direct competitors, Bel Fuse Inc. (NASDAQ: BELFA) (NASDAQ: BELFB), to acquire the Company for $6.00 per share in cash or non-voting stock. In accordance with its fiduciary duties, Pulse’s Board of Directors reviewed the proposal in consultation with financial and legal advisors and on March 10, 2011 unanimously rejected it. In an attempt to further its proposal, Bel Fuse has also nominated two hand-picked individuals for election to Pulse’s Board. Pulse recommends shareholders vote “FOR ALL” of Pulse’s Board candidates on the WHITE proxy card.
In the presentation, Pulse outlines key issues for its shareholders to consider regarding the upcoming director elections:
•	With industry-leading products, global presence, and design, engineering and manufacturing strength, Pulse represents a significant value opportunity for shareholders, and is positioned for growth and increased profitability.

•	Pulse has begun implementing a well-defined strategic turnaround plan with clear value enhancement capabilities, including initiatives such as:
•	Improving the Company’s wireless business;

•	Lowering operating expenses;

•	Optimizing manufacturing efficiencies;

•	Implementing a new enterprise resource planning (ERP) system; and

•	Building on its technology leadership.

•	Bel Fuse, a direct competitor to Pulse, is attempting to capture for itself the significant current and future value that rightly belongs to all Pulse shareholders.

•	Through nomination of hand-picked individuals to the Pulse Board, Bel Fuse is running an M&A proxy fight, not a governance proxy fight as purported.

•	The Bel Fuse proposal has serious shortcomings:
•	Bel Fuse has NOT demonstrated committed financing or the ability to secure financing.

•	Bel Fuse stock that would be part of a transaction would provide Pulse shareholders with class B shares which have NO voting rights.

•	Bel Fuse has provided NO details of how much cash and non-voting Bel Fuse stock it is offering.
•	Pulse has nominated three new, highly qualified independent nominees. If elected, the enhanced Pulse Board will provide valuable industry and financial expertise to the Company and seven of the Board’s eight directors would be independent.

•	Given Pulse’s strategic plan for shareholder value creation, and with the increasing momentum in its business, the Pulse Board and management team are confident in their ability to deliver value to Pulse shareholders.
Pulse’s Board of Directors recommends shareholders vote “FOR ALL” the highly qualified director candidates nominated by the Company on the WHITE proxy card by telephone, Internet or by signing, dating and returning the Company’s WHITE proxy. Pulse urges shareholders NOT to sign any gold proxy card sent to them by Bel Fuse.
Shareholders who have any questions about how to vote their shares or need assistance voting their shares should contact Innisfree M&A Incorporated, Pulse’s proxy solicitor, by calling toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).
Safe Harbor
This press release contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.

Investor Contacts Pulse Electronics Corporation Jim Jacobson Director of Investor Relations (215) 942-8428	Media Contact Sard Verbinnen Andrew Cole/Brooke Gordon/Briana Kelly (212) 687-8080
Or
Innisfree M&A Incorporated
Scott Winter
(212) 750-7271
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